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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:
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Contact:
Public Relations
Vallee Hubbard
Borland International, Inc.
(408) 431-4705

Investor Relations
Denise Franklin
Borland International, Inc.
(408) 431-1525

              BORLAND INTERNATIONAL, INC. ANNOUNCES COMPLETION OF
                          $25 MILLION EQUITY FINANCING

     SCOTTS VALLEY, Calif., -- June 30, 1997 -- Borland International, Inc. (NASDAQ: BORL) today reported the closing of the first round of a privately placed equity financing arranged by the Promethean Investment Group, LLC of New York City. The Company raised an aggregate of approximately $25 million, net of issuance costs, through the sale of a newly created class of Series B Convertible Preferred Stock ("Series B Shares") and warrants. The Company, subject to certain conditions, may call for a second round of financing for up to an additional $25 million.

     "This equity financing is integral to our turnaround plans and future growth," said Delbert W. Yocam, chairman and chief executive officer. "This additional capital enables Borland to invest in developing and acquiring new technologies and allows Borland to take advantage of market opportunities."

     In the initial closing of $25 million, Borland issued 495 Series B Shares and warrants to purchase up to 198,000 shares of the Company's common stock.
The Company is obligated to issue an additional 55 Series B Shares and warrants for the purchase of an additional 22,000 shares of common stock. Subject to certain conditions, including registration of the underlying shares of the common stock, the Company will receive an additional $2.5 million from such additional issuance. After the satisfaction of certain holding periods, each of the newly issued Series B Shares is convertible, at the option of its holder, into shares of Common Stock of the Company based upon a conversion price equal to $6.94 or if lower, the lowest closing market price of the Company's Common Stock during the 7 trading days prior to the conversion date. The warrants have an exercise price of $ 8.67 per share.
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BORLAND INTERNATIONAL, INC. ANNOUNCES COMPLETION OF $25 MILLION EQUITY FINANCING
Page 2 of 2

     Subject to certain additional conditions, the Company has the right, subject to its election, to call for a second round of financing up to an aggregate amount of $25 million, beginning September 30, 1997 and ending March 31, 1998. This round would involve the issuance of up to an additional 500 Series B Shares and warrants for the purchase of 200,000 shares of common stock.

     Additionally, purchasers of the Series B Shares are entitled to purchase up to 40% of the number of Series B Shares held by each investor on or about June 30, 1998 or the date on which such Series B Shares were subject to mandatory conversion, if earlier.

MAKING DEVELOPMENT EASIER

     Borland International, Inc. is a leading provider of high-quality software products for software application developers worldwide. Borland is distinguished for its award-winning family of rapid application development tools and scalable middleware technology for desktop, client/server, Internet/intranet, and enterprise systems. The Company's products are supported through comprehensive corporate and independent developer programs, value added resellers, and systems integrators. Founded in 1983, Borland is headquartered in Scotts Valley, California. For more information on Borland, customers can visit Borland Online at http://www.borland.com .

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Note: Forward-looking statements in this release, including but not limited to, those concerning Borland's future financial performance, product availability dates, and the potential features of or benefits to be derived from the Company's products, involve a number of uncertainties and risks, and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: possible disruptive effects of organizational or personnel changes, shifts in customer demand, market acceptance of the Company's new or enhanced products, delays in scheduled product availability dates, actions or announcements by competitors, software errors, general business conditions and market growth rates in the client/server and Internet software markets, and other factors described in the Company's S.E.C. reports on forms 10-K, 10-Q, 8-K, and the Borland prospectus relating to the acquisition of Open Environment Corporation.